Exhibit 99.1

FOR RELEASE: Friday, March 14, 2003 at 4:00 a.m. Pacific

Media Contact:	Chuck DeVore Vice President, Communications (949) 975-1550

SM&A Updates First Quarter 2003 Outlook

Revenue Up In Excess of 40% over 2002

SM&A to Present at Roth Capital Growth Stock Conference

Newport Beach, Calif., March 14, 2003 — SM&A (Nasdaq: WINS) today announced that it expected first quarter revenue to increase in excess of 40% from the first quarter of 2002. SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services.

In addition, SM&A’s chairman, president and CEO, Steven Myers, and its CFO, Cathy Wood, will present at the 15th Annual Roth Capital Partners Growth Stock Conference on March 17th. SM&A’s presentation can be viewed at: http://www.smawins.com/docs/SMA_WINS_Investor_13MAR03.pdf.

Steven Myers said, “We attribute this revenue growth to our larger account executive team spending increased time with our clients combined with two key structural changes in the industry: higher Defense and Homeland Security spending and an increased rate of retirements of crucial knowledge worker personnel among our clients leading to increased need for our outsourced services.”

Cathy Wood said, “Client demand for our services exceeded 200 deployed people in December and has maintained above that level ever since. We continue to see increased demand for both our proposal and our program support services. We are very pleased with our results so far this year, therefore, we are revising our 2003 revenue outlook to 25% growth over last year.”

About SM&A

SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services. SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed more than 600 proposals worth more than $222 billion for its clients and has achieved an 86% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Statements herein concerning the Company’s growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various risks and uncertainties. Interested parties should refer to the disclosure set forth under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2002 for additional information regarding risks affecting the Company’s financial condition and results of operations.